Exhibit 10.23

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made effective as of September 24, 2018 (the “Commencement Date”) by Cactus Wellhead, LLC (the “Employer”), and David Isaac, an individual resident in Houston, Texas (the “Executive”).

RECITALS

(A)       The Employer employs the Executive as of September 24, 2018 (the “Commencement Date”)

(B)       The Employer wishes to provide severance pay in the event of certain terminations of employment.

(C)       In this Agreement, the Employer and the Executive will be known as “Party” or “Parties” as the context requires.

(D)       In consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.         FORM, CONTENT AND GOVERNING LAW

1.1       This Agreement comprises 5  Clauses and 2 Schedules and the contents of the Schedules are incorporated herein by reference as if fully set forth herein and are made a part of this Agreement for all purposes.

1.2       Capitalized terms used in this Agreement shall have the meanings set forth in Schedule 1 or as otherwise set forth herein.

1.3       This Agreement will be governed by the internal laws of the State of Texas without regard to conflict of laws principles.

2.         TERM OF AGREEMENT

This Agreement will terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time and the Executive’s ongoing obligations pursuant to Section 4 of this Agreement, upon the earlier of (i) the date three years after the Commencement Date or (ii) the termination of the Executive’s employment with the Company and its Affiliates for any reason.

3.         NON-COMPETITION AND NON-SOLICITATION; CONFIDENTIALITY

As an additional inducement to the Employer to enter into this Agreement, and in order to protect the confidential information (including, without limitation, trade secrets) and goodwill of the Employer and its Affiliates, the Executive agrees that he will abide by the restrictions set forth in the Confidentiality, Non-Solicitation, Non-competition, and Non-Recruitment Agreement entered

1

into by the Executive and the Employer effective as of September 24, 2018, which is attached hereto as Exhibit A (the “Non-Competition Agreement”) and incorporated herein by reference, and that, in the event that the Employer determines that the Executive has violated any covenant contained in the Non-Competition Agreement or if any court of competent jurisdiction in a proceeding between the Executive and the Employer or any Affiliates determines that any of the covenants set forth in the Non-Competition Agreement may not be enforced, the Executive will forfeit any remaining rights to any payment under this Agreement and upon the Employer’s demand, the Executive will forfeit and repay to the Employer, any amounts previously paid to the Executive pursuant to this Agreement, in addition to any other remedies that may be available to the Employer in such event.

4.         SEVERANCE PAY

4.1       If, during the term of this Agreement, the Executive experiences a Qualifying Termination, then the Employer will provide the Executive with a Severance Payment (as defined below), subject to compliance by Executive with the Non-Competition Agreement and the Executive’s execution without revocation of the Release Agreement set forth in Exhibit B on or before the fiftieth (50th) day following his separation from service.  The amount of the Severance Payment will be equal to (i) one times the Executive’s then current annual base salary if the Qualifying Termination occurs prior to the first anniversary of the Commencement Date, (ii) 2/3 times the Executive’s then current annual base salary if the Qualifying Termination occurs on or after the first anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date, or (iii) 1/3 times the Executive’s then current annual base salary if the Qualifying Termination occurs on or after the second anniversary of the Commencement Date and prior to the third anniversary of the Commencement Date. Payment of the Severance Payment pursuant to this paragraph will be made in a single lump sum cash payment to the Executive (less all applicable withholding) on the sixtieth (60th) day immediately following the date of Executive’s separation from service.

4.2       If the Executive’s employment with the Employer and its Affiliates terminates otherwise than in a Qualifying Termination, no amount shall be payable under this Agreement.

5.        MISCELLANEOUS

General provisions pertaining to this Agreement are contained in Schedule 1 attached hereto.  Additionally, Schedule 2 of this Agreement contains grievance procedures and dispute resolution procedures.

- Remainder of Page Intentionally Left Blank -

2

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement to be effective as of the Commencement Date.

CACTUS WELLHEAD, LLC

By:	/s/ Scott Bender
Name:	Scott Bender
Title:	President

EXECUTIVE

/s/ David Isaac
David Isaac

SCHEDULE 1:  DEFINITIONS AND GENERAL PROVISIONS

This is Schedule 1 to the Severance Agreement between Cactus Wellhead, LLC and David Isaac dated effective September 24, 2018.

DEFINITIONS AND GENERAL PROVISIONS

1.         Definitions.  In this Agreement and the Schedules, the following words and expressions will have the following meanings unless the context otherwise requires:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” means, with respect to any Entity, the power to direct or cause the direction of the management and policies of such Entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board” means the governing body of the Employer, which shall be the Board of Managers.

“Cause” means:

(a)        the commission by the Executive of a deliberate act against the interests of the Employer, including but not limited to fraud, theft or embezzlement against the Employer, its Affiliates, or any customer or client thereof;

(b)        conviction of, or plea of no contest or guilty with respect to a crime involving fraud, theft, embezzlement or other act of material dishonesty on behalf of the Executive or the Board’s loss of confidence in Executive because Executive is convicted of or enters a plea of no contest or guilty with respect to any felony or crime involving moral turpitude;

(c)        the Executive’s material breach of any material employment contract, policy or agreement entered into with the Employer or its Affiliate or any material policy of the Employer or its Affiliate, other than a breach which (being capable of being remedied) is remedied by the Executive within fourteen (14) days of being called upon to do so in writing by the Employer; or

(d)        the Executive’s failure to perform his duties and responsibilities (other than a failure from Disability);

“Disability” will be determined in accordance with Section 2 below.

“Good Reason” means any of the following, without the Executive’s prior written consent:  (a) the Employer commits any material breach of any of the provisions of this Agreement; (b) the Employer assigns the Executive to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the Commencement Date; (c) the requirement by the Employer that the

Executive be based anywhere other than Houston, Texas, provided that such a change in geographic location be deemed material; or (d) any decrease of more than ten percent (10%) in Executive’s base salary as it exists on the effective date of this Agreement. Notwithstanding the foregoing, prior to the Executive being eligible to terminate for Good Reason, the Executive must provide written notice of termination for Good Reason pursuant to this Agreement within the ninety (90) day period immediately following the initial existence of the condition at issue, and the Employer shall have the opportunity to cure such circumstances within the thirty (30) day period of receipt of such notice.  If the Employer cures the applicable condition, Good Reason shall not be deemed to exist.

“Qualifying Termination” means a termination of the Executive’s employment with the Employer and its Affiliates (i) by the Employer without Cause or (ii) by the Executive for Good Reason; provided that a termination of employment due to death or Disability shall not constitute a Qualifying Termination.

2.         Disability.  The Executive will be deemed to have a “Disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under this Agreement for 3-consecutive months, or 3-months during any twelve-month period.  The Disability of the Executive will be determined by the examination of the Executive by a medical doctor selected by written agreement of the Parties upon the request of either Party by notice to the other Party.  If the Parties are unable to agree on the selection of a medical doctor, each of the Parties will select a medical doctor and the two medical doctors will select a third medical doctor who will conduct the examination to determine whether the Executive has a Disability.  The determination of the examining medical doctor will be final and binding on the Parties.  The Executive must submit to a reasonable number of examinations by the examining medical doctor and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records.  If the Executive is not legally competent then the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead for the purposes of submitting the Executive to the examination and providing the authorization of disclosure required.  If requested by Employer, Executive will execute such further documents as are necessary to permit such disclosure in a timely manner.

3.         Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other party):

Executive:

David Isaac

4006 Blossom Street

Houston, TX 77007

Employer:

Cactus Wellhead, LLC
920 Memorial City Way
Suite 300
Houston, Texas 77024
Attention: Chief Executive Officer

4.         Further Assurances.  The Parties agree (a) to furnish upon request in a timely manner to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

5.         Waiver.

5.1       The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

5.2       To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement may be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the both Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

6.         Internal Revenue Code Section 409A.  The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code and all regulations promulgated thereunder (“Section 409A”).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder are either exempt or comply with Section 409A.  The Parties agree that this Agreement may be amended, as reasonably requested by either Party, as may be necessary to be exempt from or fully comply with Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either Party.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Employer or any subsidiary or Affiliate thereof for purposes of this Agreement unless Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A from the Employer or any of its subsidiaries or Affiliates.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, if Executive is deemed by the Employer at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid the imposition of additional taxes and interest on Executive under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-(6) month period measured from the date of Executive’s separation from service or (b) the date of Executive’s death.

7.         Assignments, Successors, And No Third-Party Rights.  This Agreement will inure to the benefit of, and will be binding upon, the Parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or be converted into or to which all or substantially all of its assets may be transferred.  The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

8.         Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable and the invalid or unenforceable provision(s) shall be deemed replaced by valid and enforceable provisions that are consistent with the expressed intent of the Parties to the maximum extent permitted by applicable law.

9.         Time Of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.       Amendment. Any amendment to or modification of this Agreement shall be in writing and signed by both Parties.

SCHEDULE 2:  GRIEVANCE PROCEDURES AND DISPUTE RESOLUTION

This is Schedule 2 to the Severance Agreement between Cactus Wellhead, LLC and David Isaac dated effective September 24, 2018.

GRIEVANCE PROCEDURES AND DISPUTE RESOLUTION

1.         If the Executive wishes to obtain redress of any grievance relating to his employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Employer, he will apply in writing, setting out the nature and details of any such grievance or dissatisfaction, to the Board of Managers.

2.         In the event that there is a dispute arising out of or in any way relating to this Agreement, the Parties covenant and agree as follows:

2.1       The Parties will first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.

2.2       If the Parties are unable to resolve such dispute among themselves, they will use their reasonable best efforts to agree upon an individual arbitrator to settle the dispute.  Any award as a result of such arbitration will be final and binding upon the Parties and the Parties agree to abide by and perform any award rendered by the arbitrator.  Such a ruling will be non-appealable.

2.3       If the Parties are unable to agree on a single arbitrator such dispute will be submitted to binding arbitration in Houston, Texas, pursuant to the Federal Arbitration Act, under the auspices of, and pursuant to the rules, of the American Arbitration Association’s Commercial Arbitration Rules as then in effect, or such other procedures as the Parties may agree to at the time, before a tribunal of three (3) arbitrators, one of which will be selected by the Executive, one of which will be selected by the Employer, and the third of which will be selected by the two arbitrators so selected.  Any award issued as a result of such arbitration will be final and binding upon the Parties as to all demands, complaints, claims, liens, obligations, liabilities or causes of action, including, but not limited to, all claims of unlawful employment discrimination, harassment or retaliation under state, local or federal law (including, but not limited to, the Texas Code, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family Medical Leave Act, the National Labor Relations Act, the Labor Management Relations Act, and the Employee Retirement Income Security Act of 1974, as amended), and will be enforceable by any court having jurisdiction over the Party against whom enforcement is sought.  A ruling by the arbitrators will be non-appealable except as provided by the Federal Arbitration Act.  The Parties agree to abide by and perform any award rendered by the arbitrators except as provided by the Federal Arbitration Act.

2.4       If either the Employer or the Executive materially breaches this Agreement or fails to comply with any final and non-appealable award and the other party thereafter seeks enforcement of any award rendered by the arbitrators, then the prevailing Party (designated by the arbitrators) to such proceeding(s) will be entitled to recover all of its costs and expenses from the non-prevailing Party, in addition to any other relief to which it may be entitled.

1

2.5       If a dispute arises and one Party fails or refuses to designate an arbitrator within thirty (30) days after receipt of a written notice that an arbitration proceeding is to be held, then the rules of the Federal Arbitration Act shall apply to designate the arbitrator not so designated by a Party.

2.6       Either the Employer or the Executive may cause an arbitration proceeding to commence by giving the other Party notice in writing of such arbitration.  The Employer and the Executive covenant and agree to act as expeditiously as practicable to resolve all disputes by arbitration.

2.7       The arbitration proceeding will be held in English.

2.8       Notwithstanding anything contained in this Agreement to the contrary, neither the Employer nor the Executive will be precluded from seeking interim court action at any time after commencing arbitration and before the arbitrators are selected in the event the relief sought is equitable relief to preserve the status quo.  All such interim remedies shall not bind the arbitrators in connection with any subsequent rulings.  Legal process in any such action or proceeding may be served on any party anywhere in the world.

2.9       Except as expressly provided herein and except for an action seeking injunctive or other equitable relief to enforce the provisions of this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

2

EXHIBIT A:  NON-COMPETITION

CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETITION, AND NON-RECRUITMENT

A-1

EXHIBIT B:  RELEASE

RELEASE AGREEMENT

FOR AND IN CONSIDERATION OF the severance pay to be provided in connection with the termination of my employment in accordance with Section 4 of the Severance Agreement, dated as of September 24,  2018   between Cactus Wellhead, LLC (the “Company”) and me (the “Severance Agreement”), I, on my own behalf and on behalf of my personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge the Company and its affiliates and all of their respective past and present officers, directors, managers, stockholders, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (the “Released Parties”), both individually and in their official capacities, from any and all rights, liabilities, claims, damages, demands and causes of action, whether statutory or at common law (including any claim for salary, benefits, payments, expenses, costs, attorney’s fees, damages, penalties, compensation, remuneration, contractual entitlements) (collectively, “Claims”) relating to any matter occurring on or prior to the date of my signing of this Release Agreement (the “Release”), including any Claims resulting from, arising out of, or connected with my employment or its termination and any other Claims pursuant to: (a) any federal, state, foreign or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and any other local, state, or federal anti-discrimination or anti-retaliation law, each as amended from time to time); (b) any other local, state or federal law, regulation or ordinance; (c) any public policy or common law; and (d) any contract I may have with any Released Party, including the Severance Agreement (collectively, the “Released Claims”); provided, however, that the foregoing release shall not apply to (i) any right explicitly set forth in the Severance Agreement to any payments and benefits to be provided in connection with the termination of my employment, (ii) any right or claim that arises after the date this release is executed, (iii) any right I may have to vested or accrued benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company and its parents, subsidiaries and affiliates, (iv) my right to indemnification and advancement of expenses in accordance with applicable laws and/or the certificate of incorporation and by-laws, limited liability company agreement or other governing documents of the Company and its parents, subsidiaries and affiliates, or any applicable insurance policy, or (v) any right I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I, on the one hand, and any Released Party, on the other hand, are jointly liable. This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, I am simply agreeing that, in exchange for the consideration received by me through this Release, any and all Released Claims that I may have against any Released Party, regardless of whether they actually exist, are expressly settled, compromised and waived. This Release includes matters attributable to the sole or partial negligence (whether gross or simple) or other fault, including strict liability, of any Released Party.

Nothing in this Release prohibits me from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and

B-1

Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Nothing in this Release limits my ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.

In signing this Release, I acknowledge that (i) I have carefully read this Release; (ii) I have had at least twenty-one (21) days from the date of notice of termination of my employment, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such notice date, to consider the terms of this Release and that such time has been sufficient; (iii) I am hereby encouraged by the Company to seek the advice of an attorney prior to signing this Release and have had adequate opportunity to do so; (iv) I am not entitled to the consideration set forth in the Severance Agreement but for my entry into, and non-revocation of, this Release within the time provided to do so; and (v) I am signing this Release voluntarily and with a full understanding and acceptance of its terms, I understand the final and binding effect of this Release, and the only promises made to me to sign this Release are those stated in the Severance Agreement and herein.

I understand that I may revoke this Release at any time within seven days of the date of my signing by providing written notice to the Company of such revocation so that such notice is received by the Company no later than 11:59 P.M. on the seventh (7th) day after I sign this Release and that this Release will take effect only upon the expiration of such seven-day (7) revocation period (the “Effective Date”) and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release to be effective as of the Effective Date.

David Isaac

Date

B-2